UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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NOBLE CORPORATION

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NOBLE CORPORATION
Dorfstrasse 19A
6340 Baar
Zug, Switzerland
SUPPLEMENT TO PROXY STATEMENT
To the Shareholders of Noble Corporation:
     We are providing the following additional information to assist you in deciding whether to support the proposal to approve our proposed amended and restated Noble Corporation 1991 Stock Option and Restricted Stock Plan (the “Amended and Restated 1991 Plan”) at our upcoming extraordinary general meeting of shareholders to be held on October 29, 2009. We describe the Amended and Restated 1991 Plan more fully in our definitive proxy statement relating to the extraordinary general meeting that we filed with the Securities and Exchange Commission on September 11, 2009 (the “Proxy Statement”). Our Board unanimously recommends that shareholders vote FOR the approval of the Amended and Restated 1991 Plan.
     Both Glass Lewis & Co. and Proxy Governance, Inc. have recommended that shareholders vote for the approval of the Amended and Restated 1991 Plan. However, we have been informed by RiskMetrics Group (“RMG”) that RMG has recommended that shareholders vote against the approval of the Amended and Restated 1991 Plan. RMG has informed us that its analysis of the Amended and Restated 1991 Plan was performed under RMG’s international standards solely because we are incorporated in Switzerland. RMG has informed us that it cannot support any plan that includes the ability to issue time-vested restricted stock awards to senior executives. Because our shares are listed on the New York Stock Exchange, the overwhelming majority of our shareholders are located in the U.S. and we are subject to U.S. based corporate governance rules, we disagree with RMG’s decision to apply its international standards to us for this purpose. In addition, we strongly disagree with RMG’s position relating to time-vested restricted stock. We believe the Amended and Restated 1991 Plan should permit the award of time-vested restricted stock for the following reasons:
•	the Amended and Restated 1991 Plan results in minimal dilution to shareholders;

•	the vast majority of the companies in our direct peer group have incentive plans that allow for the granting of time-vested restricted stock;

•	application of RMG’s international standards does not reflect that our shareholders are predominately U.S. based; and

•	our current compensation mix for senior executives includes a variety of equity-based awards, including performance-based awards and time-vested restricted stock, designed to enhance shareholder value, reward achievement of performance goals and attract, motivate and retain executive management.
     RMG has acknowledged that its position may require clarification for some of its U.S.-based clients and has expressed its intent to issue an informational alert that will explain its treatment of the Amended and Restated 1991 Plan under international standards. RMG has informed us that it will allow us to provide a written explanation of our position on the importance of including time-vested restricted stock for senior executives in this informational alert. We are providing the following information in response to RMG’s recommendation.
     The Amended and Restated 1991 Plan results in minimal dilution to shareholders. As proposed, the additional shares requested as part of the Amended and Restated 1991 Plan would result in less that 5% dilution on a fully diluted basis. By RMG’s own calculations, if an additional 3.7 million new shares are reserved for issuance under the Amended and Restated 1991 Plan, the Amended and Restated 1991 Plan’s potential dilution would be 4.0 percent (basic), or 3.9 percent on a fully-diluted basis. Based on publicly available information, we believe that dilution at this level is less than half of the dilution under equity-based incentive plans adopted by many similarly situated large cap companies and is among the lowest in our direct peer group (as defined in the Proxy Statement). In addition, annual equity incentive share grants over the last three fiscal years have averaged less than 1.2% of our total outstanding shares.
     The vast majority of the companies in our direct peer group continue to allow for the use of time-vested restricted stock as a component of compensation, and we believe that a prohibition on time-vested restricted stock for senior executives would put us at a competitive disadvantage. Six of the seven companies in our direct peer group have long-term incentive plans that allow for the use of time-vested restricted stock for employees, including senior executives. We believe that our ability to include time-vested restricted stock as an integral component of our employees’ compensation is essential in competing with our peers in attracting and retaining qualified personnel and management. The ability to attract and retain talent is instrumental in creating and maintaining shareholder value.
     Application of RMG’s international standards does not reflect that our shareholders are predominately U.S. based, that our shares are listed only on a U.S. stock exchange and that we are subject to U.S. corporate governance rules. RMG has evaluated our Amended and Restated 1991 Plan under its international standards, which is based solely on our place of incorporation. While we are incorporated in Switzerland, our shares continue to be listed and traded exclusively on the New York Stock Exchange, the overwhelming majority of our shareholders are located in the U.S. and we are subject to U.S. corporate governance rules. Under these circumstances, we do not believe that it is appropriate for RMG to apply its international standards to us.
     Our current compensation mix for senior executives includes a variety of equity-based awards, including stock options, performance-vested restricted stock and time-vested restricted stock, and designed to enhance shareholder value, reward achievement of performance goals and attract, motivate and retain executive management. While long term equity-based incentives, including time-vested restricted stock, remain an important component of equity compensation, we also include in the compensation mix for our senior executives performance-based restricted stock and stock options. Long term equity-based incentives and performance-based pay continue to be a substantial portion of the total compensation package for our senior executives. We design our total compensation package to motivate our executives to assist us in achieving certain operating and financial performance goals that enhance shareholder value. We want to reward outstanding performance in achieving these goals. We also want to establish and maintain a competitive executive compensation program that enables us to attract, retain and motivate high caliber executives who will contribute to our long-term success. Consistent with this philosophy, we seek to provide a total compensation package for our senior executives that is competitive with those of our peer companies and yet is structured so that it results in having a substantial portion of total compensation subject to company, individual and share price performance.
     Additionally, RMG has raised the issue that the Amended and Restated 1991 Plan does not include minimum time vesting requirements for restricted stock awards and does not have sufficiently challenging performance criteria. To address the issue of minimum time vesting requirements, and in connection with discussions we have had with our largest shareholder, we have undertaken to recommend to our Board of Directors during the next fiscal year that the Amended and Restated 1991 Plan be amended to adopt the following items:
•	a minimum one-year performance period for performance awards and a minimum three-year vesting period for non-performance-based awards (not including stock appreciation rights or stock options); and

•	that our Compensation Committee not be able to waive vesting periods of any awards or accelerate options except in the case of death, disability, retirement or change in control, provided that our Compensation Committee may elect to maintain vesting discretion over such awards, so long as the number of shares subject to such discretion is not more than 5% of the total shares authorized under the Amended and Restated 1991 Plan.
     With respect to the issue of sufficiently challenging performance criteria, we believe that the performance criteria set forth in the Amended and Restated 1991 Plan for shareholder approval (as described in the Proxy Statement) provide our Compensation Committee the ability to set sufficiently challenging and appropriate performance goals for performance-based awards in the foreseeable future. We also believe that attempting to articulate performance goals with greater specificity in the Amended and Restated 1991 Plan itself likely would not permit sufficient flexibility under the Amended and Restated 1991 Plan to make awards that best serve our interests and the interests of our shareholders as circumstances change from time to time.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
EXTRAORDINARY GENERAL MEETING TO BE HELD ON OCTOBER 29, 2009.
Our proxy statement materials are available at
http://www.noblecorp.com/2009EGMproxymaterials.
     The Company will provide upon request and without charge to each shareholder copies of the Supplement to Proxy Statement and the definitive proxy statement filed with the SEC on September 11, 2009 relating to the extraordinary general meeting. The foregoing documents can also be accessed electronically via the internet at http://www.noblecorp.com/2009EGMproxymaterials.